Exhibit 4.4
AMENDMENT NO. 3 TO RIGHTS AGREEMENT
This AMENDMENT NO. 3 to the Rights Agreement (this “Amendment”), is entered into by and between Valeant Pharmaceuticals International, a Delaware corporation (the “Corporation”), and American Stock Transfer & Trust Company, as Right Agent (the “Rights Agent”), dated as of May 15, 2009.
     WHEREAS, the Corporation and the Rights Agent are parties to that certain Rights Agreement dated as of November 2, 1994, as amended by Amendment No. 1 to the Rights Agreement dated as of October 5, 2004 (“Amendment No.1”) and Amendment No. 2 to the Rights Agreement dated as of June 5, 2008 (“Amendment No. 2,” and as so amended by Amendments No. 1 and No. 2 the “Rights Agreement”)
     WHEREAS, the Rights Agreement contains terms defining an Acquiring Person;
     WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation and it stockholders to amend the Rights Agreement to change such terms as set forth herein and the Rights Agent has agreed to such amendment;
     WHEREAS, the Board of Directors of the Corporation has authorized and adopted this Amendment at a meeting of directors duly called and held;
     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of any holders of certificates representing shares of Common Stock and the Rights Agent shall execute such an amendment upon receipt of a certificate from an appropriate officer of the Corporation that states that such amendment is in compliance with Section 26;
     WHEREAS, unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:
1. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as below:
“Acquiring Person” shall mean any person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more (or if such Person is an Institutional Investor, 30% or more) of the then outstanding shares of Common Stock (other than as the result of a Permitted Offer (as hereinafter defined) or was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be a Beneficial Owner of 15% or more (or if such Person is an

Institutional Investor, 30% or more) of the then outstanding shares of Common Stock. Notwithstanding the foregoing, (A) the term “Acquiring Person” shall not include (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, (iv) any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of such plan, or (v) any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 15% or more (or if such Person is an Institutional Investor, 30% or more) of the then outstanding shares of Common Stock as a result of the acquisition of shares of Common Stock directly from the Corporation and (B) no Person shall be deemed an “Acquiring Person” either (x) as a result of the acquisition of shares of Common Stock by the Corporation which, by reducing the number of shares of Common Stock outstanding, increasing the proportional number of shares beneficially owned by such Person; except that if (i) a Person would become an “Acquiring Person” (but for the operation of this subclause (x)) as a result of the acquisition of shares of Common Stock by the Corporation and (ii) after such share acquisition by the Corporation, such Person becomes Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed an Acquiring Person or (y) if (i) within 5 days after such Person would otherwise have become an Acquiring Person (but for the operation of this subclause (y)), such Person notifies the Board of Directors that such Person did so inadvertently and (ii) within 2 days after such notification, such Person is the Beneficial Owner of less than 15% (or if such Person is an Institutional Investor, less than 30%) of the then outstanding shares of Common Stock.
2. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as previously amended by Amendments No. 1 and No. 2 and as amended hereby.
3. Except as modified by this Amendment, the Rights Agreement, as previously amended by Amendments No. 1 and No. 2, shall remain in full force and effect without any modification. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Corporation and the Rights Agent.
4. Except as and to the extent expressly modified by this Amendment, the Rights Agreement, as previously amended by Amendments No. 1 and No. 2, and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement, as previously amended by Amendments No. 1 and No. 2, and the exhibits thereto, the provisions of this Amendment shall govern.
5. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
6. The Corporation certifies to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement, and that the Rights Agent is entitled to rely upon such certification.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President & General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer

Name: Herbert J. Lemmer
Title: Vice President

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